Exhibit 99(a)(1)(i)



                         (FIVE STAR PRODUCTS, INC. LOGO)

                            FIVE STAR PRODUCTS, INC.
                             777 Westchester Avenue
                          White Plains, New York 10604

                             Offer To Purchase Up To
                        5,000,000 Shares Of Common Stock
                           Of Five Star Products, Inc.

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   Our Offer And Your Right To Withdraw Your Shares Will Expire At 5:00 P.M.,
     Eastern Time, on Tuesday, March 16, 2004 Unless The Offer Is Extended

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Five Star Products, Inc. is:

o offering to purchase up to 5,000,000 of its common shares in a tender offer, and

o  offering to purchase these shares at a price of $0.21 per share in cash.

If You Want To Tender Your Shares Into Our Offer, You Should:

o  specify the amount of shares you want to tender, and

o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

When Our Offer Expires:

o if the number of shares tendered is not more than 5,000,000, we will purchase all these shares, and

o if the number of shares tendered is more than 5,000,000 we will purchase shares:

o first from holders of less than 100 shares who tendered all of their shares, and

o  then, on a pro rata basis from all other stockholders who tendered shares.

         Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - Conditions of Our Offer."

         Our Board of Directors has approved this offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or not tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

         This document contains important information about our offer. We urge you to read it in its entirety.

                              IMPORTANT PROCEDURES

    If you want to tender all or part of your shares, you must do one of the following before our offer expires at 5:00 p.m. Eastern time, on March 16, 2004 (unless the tender offer is extended):

o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company of New York, the depositary for our offer, or

o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in "The Offer - Procedures for Tendering Shares."

    If you want to tender your shares but

o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

o   you cannot comply with the procedures for book-entry transfer, or

o your other required documents cannot be delivered to the depositary by the expiration of our offer,

    you can still tender your shares if you comply with the guaranteed delivery procedure described under "The Offer - Procedures for Tendering Shares."

    To tender your shares you must follow the procedures described in this document, the letter of transmittal and the other documents related to our offer.

    If you have any questions or need assistance, you should contact us at the address and telephone number on the outside back cover of this document. You also may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from us or the depositary.

                                TABLE OF CONTENTS
                                                                        Page

SUMMARY  1

FORWARD-LOOKING STATEMENTS.................................................3

  1.  Number of Shares; Price; Priority of Purchase........................4

  2.  Purposes of and Reasons for the Offer................................6

  3.  Procedures for Tendering Shares......................................8

  4.  Withdrawal Rights...................................................12

  5.  Purchase of Shares and Payment of Purchase Price....................12

  6.  Conditional Tender Procedures.......................................13

  7.  Conditions of Our Offer.............................................14

  8.  Price Range Of Shares...............................................15

  9.  Source and Amount of Funds..........................................16

  10. Information About Us................................................16

  11. Information About Our Shares; Interest Of Directors, Executive Officers and GP Strategies; Transactions And Arrangements
      Concerning Shares...................................................17

  12. Legal Matters; Regulatory Approvals.................................19

  13. Federal Income Tax Consequences.....................................19

  14. Extension of Our Offer; Termination; Amendment......................22

  15. Fees And Expenses...................................................23

  16. Where You Can Obtain Additional Information.........................23

  17. Miscellaneous.......................................................23

                                     SUMMARY

         Five Star Products, Inc. (hereinafter, "we," "our," "us") is providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my       We are offering to purchase up to 5,000,000
shares?                              of our outstanding common shares. See "The
                                     Offer - Information About Us."



What is the purchase price?          The price we are offering is $0.21 per
                                     share.

How and when will I be paid?         If your shares are purchased in our offer,
                                     you will be paid the purchase price, in
                                     cash, without interest, promptly after the expiration of the offer period. There may be tax consequences to receiving this payment. See "The Offer - Number of Shares;
                                     Price; Priority of Purchase" "- Procedures for Tendering Shares," "- Purchase of
                                     Shares and Payment of Purchase Price," "-
                                     Federal Income Tax Consequences."

How many shares will you purchase    We will purchase up to 5,000,000 shares in
in all?                              our offer, or approximately 30% of our
                                     outstanding common stock. We also reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. See "The Offer -
                                     Number of Shares; Price; Priority of
                                     Purchase."

If I tender my shares, how many of   All the shares that you tender in our offer
my sgares will you purchase?         may not be purchased. If more than
                                     5,000,000 shares are tendered, we will
                                     purchase shares based on the following
                                     order of priority:

                                     o   First, we will purchase shares from all
                                         holders of "odd lots" of less than 100
                                         shares who properly tender all of their
                                         shares.

                                     o   Second, we will purchase shares from
                                         all other stockholders who properly
                                         tender shares, on a pro rata basis,
                                         subject to the conditional tender
                                         provisions described under "The Offer -
                                         Conditional Tender Procedures." As a
                                         result, we will purchase the same
                                         percentage of shares from each
                                         tendering stockholder in this second
                                         category. We will announce this
                                         proration percentage, if it is
                                         necessary, after our offer expires.

                                     As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See "The Offer - Number of Shares; Price; Priority of Purchase."

How will you pay for the shares?     We would need $1,050,000 to purchase
                                     5,000,000 shares. We will use cash on hand to pay for the shares we purchase in this offer. See "The Offer - Source and
                                     Amount of Funds."

How long do I have to tender my      You may tender your shares until our offer
shares?                              expires. Right now, the offer is scheduled
                                     scheduled to expire on March 16, 2004 at 5:00 p.m., Eastern time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See "The Offer - Number of
                                     Shares; Price; Priority of Purchase" and "-
                                     Extension of Our Offer; Termination;
                                     Amendment."

How will I be notified if you        If our offer is extended, we will make a
extend the offer?                    public announcement before 9:00 a.m.,
                                     Eastern time, on the first business day
                                     after the offer was scheduled to
                                     expire. See "The Offer - Extension of Our
                                     Offer; Termination; Amendment."


What are the conditions to the       Our obligation to accept and pay for your
offer?                               tendered shares is conditioned upon the
                                     the satisfaction or waiver of the
                                     conditions described in this document. See
                                     "The Offer - Conditions of Our Offer."

How do I tender my shares?           To tender your shares, you must complete
                                     one of the actions described under
                                     "Important Procedures" on the inside front cover of this document before our offer expires.

                                     You may also contact us or your broker for assistance. Our contact information appears on the outside back cover of this document.

                                     See "The Offer - Procedures for Tendering
                                     Shares" and the instructions to the letter of transmittal.

Once I have tendered shares in the   Yes. If you tender your shares and change
can I change my mind?                your mind, you may withdraw your offer, at
                                     any time before our offer expires.

                                     In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, Eastern time, on April 5, 2004. See "The Offer - Withdrawal Rights."

                                     To withdraw your shares, you must timely deliver a written notice of your withdrawal to depositary at the address or facsimile number appearing on the outside back cover of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary. See "The Offer - Withdrawal Rights."

What do you and the Board of         Our Board of Directors has approved this
Directors think about this offer?    offer. However, neither we nor our Board
                                     of Directors is making any recommendation regarding whether you should tender or not tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See "The Offer - Purposes of and
                                     Reasons for the Offer."

What is a recent market price of     Our common stock is quoted on the OTC
my shares?                           Bulletin Board under the symbol "FSPX." On
                                     February 2, 2004, the most recent practical trading day prior to the announcement of our offer, the last closing sales price of our common stock on the OTC Bulletin Board was $0.18. See "The Offer - Price Range of
                                     Shares"

Will I have to pay brokerage         If you are a registered stockholder and
commissions or stock transfer        tender your shares directly to the
tax if I tender my shares to you?    depository, you will not need to pay any
                                     brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See "The Offer - Procedures for
                                     Tendering Shares."

                                     If you instruct the depositary in the
                                     letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "The Offer - Purchase of Shares and Payment of Purchase Price."

What are the United States           Generally, you will be subject to United
federal income tax                   States federal income taxation when you
consequences if I tender my          receive cash from us for the shares you
shares to you?                       tender. The cash you receive will be
                                     treated either as:

                                     o  a sale or exchange eligible for capital
                                        gains treatment; or

                                     o  a dividend subject to ordinary income
                                        tax rates

                                     See "The Offer - Federal Income Tax
                                     Consequences."


Whom do I contact if I have         You may contact Andrea Kantor, our General
questions about the offer.          Counsel if you have questions about the
                                    offer. Our contact information appears on the outside back cover of this document.
                                    You may also contact the depositary for the offer at the address and telephone number on the back cover of this offer to purchase or your local broker, dealer, commercial bank or trust company for assistance concerning the offer.


...................FORWARD-LOOKING STATEMENTS

         This offer to purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others: supply and demand for products and services sold by us and our subsidiaries; national, regional and local economic, competitive and regulatory conditions and developments; competitive pricing pressures; fluctuation in commercial finance rates and availability of commercial financing; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond our control. You should also carefully review the risks described in the other documents we have filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended September 30, 2003, and any current report on Form 8-K filed during the current fiscal year. Notwithstanding any statement in this offer to purchase or any other document referenced herein, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

THE OFFER

1.       Number of Shares; Price; Priority of Purchase

         General. On the terms and subject to the conditions of our offer, we will purchase at a price of $0.21 per share, without interest, up to 5,000,000 of our common shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under "- Withdrawal Rights."

         The term "expiration date" with respect to our offer means 5:00 p.m., Eastern time, on Tuesday, March 16, 2004, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See "- Extension of Our Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend our offer.

         Shares properly tendered and not properly withdrawn will be purchased upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 5,000,000 shares are tendered, shares tendered will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock approximately 340,000 shares, without amending or extending our offer. See "- Extension of Our Offer; Termination; Amendment."

         All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

         On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer.

         You may withdraw your shares from our offer by following the procedures described under "- Withdrawal Rights."

         If we:

o        increase or decrease the price to be paid for shares,

o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

o        decrease the number of shares being sought in our offer,

         then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "- Extension of Our Offer; Termination; Amendment." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions. See "- Conditions of Our Offer."

         Priority of Purchases. On the terms and subject to the conditions of the tender offer, if more than 5,000,000 shares (or such greater number of shares as we may elect to purchase), have been properly tendered and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

o tenders all shares owned (beneficially or of record) by the odd lot holder (tenders of less than all the shares owned will not qualify for this preference); and

o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described under "- Conditional Tender Procedures," all other shares properly tendered, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

         As a result, all the shares that you tender in our offer may not be purchased. This may (except for odd lots) occur if we receive more than 5,000,000 properly tendered shares.

         As we noted above, we may elect to purchase more than 5,000,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

         Odd Lots. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described under "- Procedures for Tendering Shares."

         This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

         Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

         Proration. If proration of tendered shares is required, we will determine the proration percentage promptly following the expiration date. Subject to the conditional tender procedures described under "- Conditional Tender Procedures," proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders other than odd lot holders.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under "- Procedures for Tendering Shares," and because of the odd lot procedures described above and the conditional tender procedures described under "- Conditional Tender Procedures," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from the us and also may be able to obtain this information from their brokers. If the proration results are available prior to five business days, those results and payments will be completed prior to such designated time.

         As described under "- Federal Income Tax Consequences," the number of shares that we will purchase from a stockholder under our offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The letter of transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed under "- Conditional Tender Procedures," in order to structure their tender for federal income tax reasons.

2.       Purposes of and Reasons for the Offer

         We are making the offer for two reasons.

         First, we want to offer our stockholders the opportunity to sell some or all of their shares on a basis that is more favorable than they could probably achieve in the public market. The number of shares we are offering to purchase is almost 210% of the trading volume of our shares on the OTC Bulletin Board in the public market during the 12 months ended December 31, 2003, and almost 2051% of the trading volume of our shares during the three months ended December 31, 2003 and the price we are offering to pay represents a premium of 38% to the closing bid price on January 15, 2004. We do not believe that the public market could absorb nearly the quantity of shares that we are offering to purchase. Even if buyers could be found for such a large number of shares, the prevailing market prices would in all likelihood decline significantly. We believe that the offer allows our stockholders to achieve liquidity that would not otherwise be available. It also allows them to effect a sale of their shares without incurring the usual commission and other transaction costs associated with open-market sales.

         Second, GP Strategies Corporation currently owns 9,133,417 shares, or approximately 54%, of our common stock. If we acquire at least 5,000,000 shares pursuant to this offer GP Strategies percentage ownership in our common stock would increase to approximately 77 %. We have entered into an agreement with GP Strategies pursuant to which, provided that at least 3,750,000 shares of common stock are acquired by us pursuant to this Offer, GP Strategies will exchange for common stock, as soon as legally permissible following termination of the offer, a sufficient principal amount of our 8% Senior Unsecured Note due September 30, 2004 at the same price we are paying to our stockholders in this offer to allow GP Strategies to increase its ownership to at least 80% of our common stock. See "- Information About Us --Transactions with GP Strategies." If GP Strategies increases its ownership to at least 80% of our common stock, we would become, for federal tax purposes, part of the affiliated group of which GP Strategies is the common parent As a member of such affiliated group, we would be includable in GP Strategies' consolidated federal income tax returns, our income or loss will be included as part of the income or loss of the affiliated group and any of our income so included may be offset by the consolidated net operating losses of the affiliated group. As part of our agreement with GP Strategies, we have agreed to enter into a tax sharing agreement with GP Strategies pursuant to which we will make tax sharing payments to GP Strategies once we become a member of the consolidated group in an amount equal to 80% of the amount of taxes we would have paid if we were to file separate consolidated tax returns for ourselves and our subsidiaries but did not pay as a result of being included in the GP Strategies affiliated group. If such an agreement had been in effect in effect for 2002 and if we were part of the GP Strategies affiliated group for all of 2002, we would have made tax sharing payments of $214,000 as compared to tax payments of $267,000 had we filed a separated federal income tax return for our company and our subsidiaries. In July 2002, GP Strategies announced that it was actively considering a spin-off of certain of its non-core assets into a separate corporation named National Patent Development Corporation. If the spin-off occurs, it is contemplated that the Note and any of our common stock owned by GP Strategies would be spun-off to National Patent and that the foregoing agreement would be assigned by GP Strategies to National Patent. There can be no assurance that the spin-off will be consummated. See "- Information About Us" for a discussion of the spin-off).

         Each stockholder must make his own decisions as to the value of the shares and as to the relative benefits of tendering in the offer or retaining the shares for the possibility of increased value in the future in light of his or her own financial position and investment objectives. Our board of directors desires to make this opportunity to achieve liquidity available to the stockholders, but makes no recommendation as to whether any stockholder should tender his or her shares. Our directors, officers and employees who own shares may participate in the offer on the same basis as our other stockholders. We have been advised that all of our directors or officers intend to tender shares pursuant to the offer. Stockholders who do not tender their shares pursuant to the offer and stockholders who otherwise retain an equity interest in Five Star as a result of a partial tender of shares or a proration pursuant to Section 1 of the offer to purchase will continue to be owners of Five Star with the attendant risks and rewards associated with owning our equity securities. Stockholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in Five Star and, thus, in our earnings and assets, subject to any risks resulting from our purchase of shares and our right to issue additional equity securities in the future. In addition, to the extent the purchase of shares pursuant to the offer results in a reduction of the number of stockholders of record, our costs for services to stockholders may be reduced. If 5,000,000 shares are purchased in the offer, there will be a reduction of approximately 30% in the number of shares outstanding and a reduction of approximately 72% in the outstanding shares held by persons who are not directors, executive officers or affiliates of Five Star. This decrease in the number of shares held by the public may adversely affect the market price of our stock, to the detriment of our continuing stockholders. However, because the market for our stock is already so thin, we do not believe that a further reduction in publicly held shares will have a material effect on the market price.


         If fewer than 5,000,000 shares are purchased pursuant to the offer, we may repurchase the remainder of the shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 (the "Exchange Act") prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of shares by us would depend on many factors, including the market price of the shares, our business and financial position, and general economic and market conditions. Shares we acquire pursuant to the offer will initially become treasury shares, unless and until they are cancelled by our board of directors and thereby become authorized and unissued shares. Either way, such shares will be available for us to issue without further stockholder action, except as required by applicable law, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

         Neither we nor our board of directors makes any recommendation to any stockholder as to whether to tender or not tender any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in our offer, consult their own investment and tax advisors, and make their own decisions about whether to tender shares and, if so, how many shares to tender.

         Other Transactions. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

o    an  extraordinary  transaction,   such  as  a  merger,   reorganization  or
     liquidation, involving us or any of our subsidiaries,

o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole,

o a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

o any class of our equity securities ceasing to be authorized to be quoted in the OTC Bulletin Board,

o termination of the registration of any class of our equity securities under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),

o a suspension of our obligation to file periodic and other reports under the Exchange Act,

o    a change in our present Board of Directors or management,

o    a material change in our corporate structure or business,

o    an acquisition or disposition by any person of our securities, or

o a change in our articles of incorporation, by-laws or other governing documents or an action that could impede the acquisition of control of us.

         Although we do not currently have any plans, other than as described in this document that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

3.       Procedures for Tendering Shares.

         Proper Tender of Shares. For your shares to be properly tendered, either (1) or (2) below must happen:

         (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the outside back cover of this document:

o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below; and

o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe below in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the "automated tender offer program" we describe below, and

o    any other documents required by the letter of transmittal.

         (2) You must comply with the guaranteed delivery procedure set forth below.

         In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in "- Number of Shares; Price; Priority of Purchase."

         If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

         Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

o the letter of transmittal is signed by the registered holder of the shares tendered (which includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Payment Instructions" or the box captioned "Special Delivery Instructions" on the letter of transmittal; or

o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

         For further information, see Instruction 1 of the letter of transmittal.

         On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

         Method of Delivery. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

o certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described below;

o any of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the automated tender offer program; and

o    any other documents required by the letter of transmittal.

         The method of delivering all documents, including certificates for shares, the letter of transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us. Any documents delivered to us will not be forwarded to the depositary and therefore will not be deemed to be properly tendered. In all cases, sufficient time should be allowed to ensure timely delivery.

         Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of our offer at the book-entry transfer facility within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer.

         Even if delivery of shares is made through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

         (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the outside back cover of this document:

o One of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the automated tender offer program, and

o    Any other documents required by the letter of transmittal; or

         (2) The guaranteed delivery procedure described below must be followed.

         Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

         The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against them.

         Participants in the book-entry transfer facility also may tender their shares in accordance with the "automated tender offer program" to the extent it is available to them for the shares they wish to tender. A stockholder tendering through the automated tender offer program must expressly acknowledge that the stockholder has received and agrees to be bound by the letter of transmittal and that we may enforce such agreement against them.

         Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

o    the tender is made by or through an eligible guarantor institution;

o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, including a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

o all of the following are received by the depositary within three business days after the date of receipt by the depositary of the notice of guaranteed delivery:

o certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described below;

o any of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the automated tender offer program; and

o    any other documents required by the letter of transmittal.

         Stock Option Plan. We are not offering, as part of the offer, to purchase any of the options outstanding under our 1994 Stock Option Plan and tenders of such options will not be accepted. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

o    the tender of shares complies with Rule 14e-4.

         It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

o    has a net long position equal to or greater than the amount tendered in the
     subject   securities  or  securities   immediately   convertible  into,  or
     exchangeable or exercisable for, the subject securities, and

o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

         Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the stockholder.

         Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

         Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or a Substitute Form W-8BEN, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 12 of the letter of transmittal.

         To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased under our offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal.

         For a discussion of United States federal income tax consequences to tendering stockholders, see "- Federal Income Tax Consequences."

         Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company of New York, the Depositary for the offer for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Trust Company of New York immediately in order to receive further instructions in order to permit timely processing of this documentation.

         Dissenters' Rights. No dissenters' rights are available to stockholders in connection with the offer under applicable Delaware law.

4.       Withdrawal Rights

         Shares tendered may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn at any time after 12:00 midnight, Eastern time, on April 5, 2004. Except as provided in this Section 4 and under "- Procedures For Tendering Shares," tenders of shares are irrevocable.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the outside back cover of this document. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under "- Procedures for Tendering Shares."

         If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this "- Withdrawal Rights."

5.       Purchase of Shares and Payment of Purchase Price

         Upon the terms and conditions of our offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn.

         For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

         Upon the terms and conditions of our offer, promptly after the expiration date, we will accept for payment and pay the purchase price for 5,000,000 shares, subject to increase or decrease as provided under "- Number of Shares; Price; Priority of Purchase," and "- Extension of Our Offer; Termination; Amendment," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at a price of $0.21 per share.

         We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

         In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately five business days after the expiration date.

         We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under "- Conditions of Our Offer."

         We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the letter of transmittal.

         Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to federal income backup withholding tax of 28% of the gross proceeds paid to the stockholder or other payee under our offer. See "- Procedures For Tendering Shares." Also see "- Federal Income Tax Consequences" regarding additional United States federal income tax consequences.

6.       Conditional Tender Procedures.

         Under certain circumstances and subject to the exceptions for odd lot holders described under "- Number of Shares; Price; Priority of Purchase," we may prorate the number of shares purchased pursuant to our offer. As discussed under "- Federal Income Tax Consequences," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the stockholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. Each stockholder is urged to consult with his or her own tax advisor.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 5,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 5,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 5,000,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

         All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

7.       Conditions of Our Offer

         Offer Subject To Conditions. Notwithstanding any other provision of our offer, we will not be required to accept for purchase or purchase any shares, and we may postpone the acceptance for purchase of or the purchase of shares tendered, and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

         Avoidance Of Rule 13e-3 Transaction Condition. We may amend or terminate the offer, and will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities Exchange Act of 1934, that is,

o if our purchase of shares pursuant to this offer would result in our common shares being held of record by fewer than 300 persons; or

o if our purchase of shares pursuant to this offer would result in our common shares no longer being authorized for quotation on the OTC Bulletin Board.

     As of January 22, 2004, there were 3,561 record holders of our shares.

     This condition is a nonwaivable condition to our offer.

         No Legal Prohibition Condition. We will not be obligated to close our offer, if any of the following occur:

o there shall have been any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

o there shall have been any action taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

o make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares.

     Material Adverse Change Condition. We will not be obligated to close our offer, if after February 6, 2004, any of the following has occurred:

o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories;

o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

o any significant decrease in the market price of our common shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common shares; or

o any change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries.

         We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the expiration date. All conditions, other than those subject to applicable law, will be satisfied or waived on or before expiration of the offer and not when shares are accepted for payment.

         Effect of Failing To Satisfy Conditions. If any of the conditions have not been satisfied or, if waivable, waived by the expiration date, we may elect either to:

o extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering stockholder to withdraw his or her shares;

o waive the conditions (other than the condition regarding going private and the condition regarding no legal prohibitions), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or

o terminate our offer and purchase none of the shares and return all tendered shares.

We will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

8.   Price Range Of Shares.

         Share Prices. Our common stock is quoted on the OTC Bulletin Board under the trading symbol "FSPX." The following table sets forth, for the fiscal quarters indicated, the high and low prices per share on the OTC Bulletin Board, which is operated by The Nasdaq Stock Market.

                                                                 Trading
                                   High            Low           Volume
Calendar 2003:

Fourth Quarter                    $0.18           $0.09           246,217
Third Quarter                      0.19            0.10           536,400
Second Quarter                     0.21            0.09           566,300
First Quarter                      0.20            0.07         1,036,300

Calendar 2002:
Fourth Quarter                     $0.13          $0.05         1,364,300
Third Quarter                       0.18           0.13           304,900
Second Quarter                      0.22           0.12           852,900
First Quarter                       0.15           0.12           272,600

Calendar 2001:
Fourth Quarter                     $0.15           $0.11          282,600
Third Quarter                       0.25           0.12           281,500
Second Quarter                      0.21           0.10         1,103,700
First Quarter                       0.15           0.09            91,400

         On January 15, 2004, the closing sales price of our shares on the OTC Bulletin Board was $0.13. We urge you to obtain more current market quotations for our common stock.

         Although quotations for our stock are carried on the OTC Bulletin Board, as indicated by the trading volumes given above, the market for our stock has historically been very thin and trading has been sporadic. Our management does not believe that the prices at which our stock has traded in recent years are representative of the intrinsic value of Five Star taken as a whole. Rather, management believes that the lack of an active trading market, together with the consequent lack of liquidity, result in depressed trading prices.

9.       Source and Amount of Funds.

         Assuming that 5,000,000 shares are tendered in the offer, the aggregate purchase price paid by us will be $1,050,000. We expect that our fees and expenses for the offer will be approximately $75,000.

         We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

10.      Information About Us.

         General. We are a wholesale distributor of home decorating, hardware and finishing products. We are composed of two strategically located warehouse distributions centers and office locations in New Jersey and Connecticut. We were incorporated in Delaware in 1993, as a wholly owned subsidiary of GP Strategies Corporation, under the name American Drug Company, to initiate marketing and sales activities for generic pharmaceutical and medical products in Russia and the Commonwealth of Independent States. In August 1994, we entered into a series of transactions with GP Strategies pursuant to which we became a separate public company. In September 1998, we purchased all of the operating assets of JL Distributors, Inc., a wholly owned subsidiary of GP Strategies which is engaged in distribution of home decorating, hardware and finishing products.

         Our executive offices are located at 777 Westchester Avenue, White Plains, New York 10604; telephone number (914) 249-9700.

         Transaction with GP Strategies. GP Strategies currently owns approximately 54% of our outstanding common stock of Five Star. As of January 22, 2004, two officers of GP Strategies served on our Board of Directors (out of a total of six directors).

         On October 8, 2003, GP Strategies exchanged $500,000 principal amount of our 8% Senior Unsecured Note due September 30, 2004 into 2,000,000 shares of our common stock. In consideration for GP Strategies agreeing to exchange at a price of $0.25 per share, which was more than twice the $0.11 closing market price of our common stock on the date prior to approval of the transaction, we agreed to terminate the voting agreement between GP Strategies and us. The voting agreement, which by its terms would in any event have terminated on June 30, 2004, provided that the GP Strategies would vote our common stock so that not more than 50% of the members of our Board of Directors would be officers or directors of GP Strategies and, (ii) would vote on matters other than the election of directors in the same proportion as our other stockholders. As a result of this transaction, GP Strategies' ownership increased from approximately 48% to approximately 54% of our outstanding common stock. GP Strategies ownership will increase to approximately 77% if 5,000,000 shares are tendered in this offer.

         GP Strategies continues to hold $3,000,000 principal amount of our 8% Senior Unsecured Note. The Note was originally issued in the principal amount of $5,000,000. In August 2002, the principal amount of this Note was reduced from $5,000,000 to $4,500,000 through the issuance by us of 2,272,727 shares of our common stock to GP Strategies. In June 2003, we made a partial payment in the amount of $500,000, reducing the outstanding principal amount from $4,500,000 to $4,000,000, and in July 2003, we made an additional payment of $500,000, further reducing the then outstanding principal from $4,000,000 to $3,500,000. Upon conclusion of this Offer, we have agreed to permit GP Strategies to exchange a sufficient principal amount of the Note at the same price we are paying to our stockholders in this offer to allow GP Strategies to increase its ownership to at least 80% of our common stock. As part of this agreement, we have also agreed to enter into a tax sharing agreement with GP Strategies us pursuant to which we will make tax sharing payments to GP Strategies. See "- Purpose of and Reason for the Offer" for additional information with respect to these agreements.

         As of January 1, 1994, the company and GP Strategies entered into a three-year Management Services Agreement pursuant to which certain direct and indirect services will be provided to the Company by GP Strategies. The services to be provide by GP Strategies include legal, tax, business development, accounting, insurance and employee benefit administration services. The Company pays GP Strategies a fee of up to $10,000 per month during the term of the agreement. The agreement is automatically renewable for successive one-year terms. The Agreement was renewed for 2003 and 2004.

         Five Star leases 236,000 square feet in New Jersey and 111,000 square feet in Connecticut. Five Star's operating lease for the New Jersey facility expires in March, 2007 and the annual rent is $1,187,000. Five Star's lease for the Connecticut facility expires in February 2007 and its annual rent is $402,000. The Company's White Plains, New York office space is provided by GP Strategies pursuant to the Management Service Agreement. GP Strategies has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses totaling approximately $1,589,000 per year through the first quarter of 2007.

          The Spin-Off. In July 2002, GP Strategies announced that it was actively considering a spin-off of certain of its non-core assets into a separate corporation to be named National Patent Development Corporation. On November 14, 2002, GP Strategies filed a ruling request with the Internal Revenue Service, which if approved, would enable GP Strategies to do a tax-free spin-off of certain non-core assets, including its MXL subsidiary. Each holder of the GP Strategies common stock would receive one share of National Patent common stock for each share of the GP Strategies common stock held and each holder of GP Strategies class B capital stock would receive one share of National Patent common stock for each share of class B capital stock held. On March 21, 2003, the IRS issued a favorable tax ruling, however, the spin-off is still subject to certain conditions, including the consent of GP Strategies' lenders and certain SEC filings.

         After the spin-off, GP Strategies' business would be its training and workforce development business operated by General Physics. National Patent would be a stand- alone public company holding all of the stock of MXL, which would operate the optical plastics business and hold certain of the other non-core assets, including all of our stock.

         Additional Information. We file annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

11. Information About Our Shares; Interest of Directors, Executive Officers and GP Strategies; Transactions and Arrangements Concerning Shares.

         Shares Outstanding. As of January 22, 2004, we had 16,937,367 issued and outstanding shares of our common stock.

         The 5,000,000 shares that we are offering to purchase represent approximately 30% of our issued and outstanding common shares as of January 22, 2004. Assuming that we purchase all 5,000,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 11,937,367 immediately after the offer.

         Interest of Directors, Executive Officers and GP Strategies. Our Annual Report on Form 10-K for the year ended December 31, 2002 contains information about our directors and executive officers, including information relating to stock ownership, and agreements concerning our securities, including stock option grants. The Form 10-K is incorporated by reference into this document.

         The following table lists, as of January 22, 2004, information relating to the ownership of our common shares by each of our directors and executive officers and by our parent, GP Strategies Corporation and each of its directors and executive officers. Each person exercises sole voting and investment power over all of the shares of common stock beneficially owned, except as noted below.

Name                           Number of Common Shares    Percentage of Class
-----                          ------------------------   -------------------
Directors and Executive
Offices of Five Star

Jerome I. Feldman                       184,636(1)                 1.0%
Charles Dawson                          357,308(2)                 1.8%
Bruce Sherman                           357,308(2)                 1.8%
Steven Schilit                          357,308(2)                 1.8%
Joseph Leven                            267,308(2)                 1.6%
John Moran                               90,000(2)                  *
Carll Tucker                             50,000(2)                  *

Directors and Executive
Offices of GP Strategies

Jerome I. Feldman                       184,636(3)                 1.0%
Scott N. Greenberg                       94,150(4)                  *
Harvey P. Eisen                             --
Marshall S. Geller                          --
Roald Hoffmann                              --
Bernard M. Kauderer                         --
Mark A. Radzik                              --
Ogden R. Reid                               --
Gordon Smale                                --
Douglas E. Sharp                            --
Andrea D. Kantor                            625                     *
GP Strategies Corporation                9,133,417                53.9%
777 Westchester Avenue
White Plains, New York 10604

         * The number of shares owned is less than one percent of the outstanding shares of common stock.

         (1) Includes (i) 93,463 shares of common stock held by Mr. Feldman,
(ii) 1,173 shares of common stock which are held by certain members of Mr. Feldman's family and (iii) 90,000 shares of common stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman. Mr. Feldman disclaims beneficial ownership of the shares owned by GP Strategies and his family. Mr. Feldman is also a director and executive officer of GP Strategies.

         (2) Includes (i) 192,308 shares of common stock held by each of Messrs. Dawson, Sherman, Schilit and Leven, and (ii) 165,000 shares of common stock issuable upon exercise of currently exercisable stock options held by each of Messrs. Dawson, Sherman, Schilit, 75,000, 90,000 and 50,000 shares of common stock issuable upon exercise of currently exercisable stock options held by Messrs. Leven, Moran and Tucker, respectively.

         (3) See Footnote 1.

         (4) Includes (i) 4,150 shares of common stock held by Mr. Greenberg and
(ii) 90,000 shares of common stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg. Mr. Greenberg disclaims beneficial ownership of the shares owned by GP Strategies.

         Our directors and executive officers and our parent, GP Strategies, and its respective directors and executive officers are entitled to participate in our offer on the same basis as all other stockholders. We have been advised that all of the executive officers and directors of our Company and GP Strategies plan to tender 769,232 shares and 98,238 shares, respectively, into our offer. GP Strategies has informed us that it does not intend to tender any shares into our offer.

         Transactions and Arrangements Concerning Shares. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in our shares during the 60 days before January 22, 2004, except that on October 8, 2003, GP Strategies Corporation exchanged $500,000 principal amount of our Senior Unsecured 8% Note due September 30, 2004 into 2,000,000 shares of our common stock. See "Information About Us - Transactions with GP Strategies."


         Except as otherwise described in this document, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. See "- Purpose of and Reason for the Offer" and " See "- Information about Us -- Transactions with GP Strategies."

12.      Legal Matters; Regulatory Approvals.

         Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13.      Federal Income Tax Consequences.

         The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as apart of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

o    a citizen or resident of the United States;

o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of our offer.

     Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in our offer.

     Characterization Of The Purchase. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from us.

     Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

o results in a "complete termination" of the United States holder's equity interest in us;

o results in a "substantially disproportionate" redemption with respect to the United States holder; or

o is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

         If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests," the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Long-term capital gains recognized by individuals are subject to a maximum federal income tax rate of 15%. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

         If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Internal Revenue Code to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). Such dividend generally will be subject to a maximum federal income tax rate of 15% so long as the holder is an individual and has held the shares for more than 60 days. To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax- free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

         We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

         Constructive Ownership Of Stock And Other Issues. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

         Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in us if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

o Not Essentially Equivalent To A Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Stockholder Dividend Treatment. In the case of a corporate
United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Stockholders Who Do Not Receive Cash Under Our Offer. Stockholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

     Backup Withholding Tax. See "- Procedures for Tendering Shares" with respect to the application of United States federal backup withholding tax.

     We urge you to consult your tax advisor to determine the particular tax consequences to you of our offer, including the applicability and effect of state, local and foreign tax laws.

14.      Extension of Our Offer; Termination; Amendment

     We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "- Conditions of Our Offer" have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

         If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. This rule provides that if we undertake any of the following actions:

o    increase or decrease the price to be paid for the shares,

o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

o    decrease the number of shares being sought in our offer,

then in each case the tender offer will be extended until the expiration of the period of ten business days.

15.      Fees And Expenses

         We will pay the depositary, Computershare Trust Company of New York, reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of-pocket expenses, and we will indemnify the depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 6 in the letter of transmittal.

16.      Where You Can Obtain Additional Information

         Additional copies of this offer, the letter of transmittal or other tender offer materials may be obtained from us or the depositary and will be furnished at our expense. Any questions concerning tender procedures may be directed to our General Counsel, Andrea Kantor or to the depositary for the offer or to your local broker, dealer, commercial bank, trust company or other nominee.

         We will act as our own information agent in connection with the offer. We may contact shareholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee shareholders to forward materials and information concerning the offer to the beneficial owners. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. This statement and other information may be obtained at the same places as set forth in Section 10 with respect to information concerning Five Star.

17.      Miscellaneous

         This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

         We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "- Information About Us" with respect to information concerning us.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. NO PERSON HAS BEEN DIRECTLY OR INDIRECTLY EMPLOYED OR RETAINED BY, OR IS TO BE COMPENSATED BY US, TO MAKE RECOMMENDATIONS IN CONNECTION WITH OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.





FIVE STAR PRODUCTS, INC.

February 6, 2004

                        The Depositary for the Offer is:





          By Mail:                          By Facsimile Transmission:


Computershare Trust Company               For Eligible Institutions Only:
        of New York                              (212) 701-7636
    Wall Street Station
       P.O. Box 1010                    For Confirmation Only Telephone:
  New York, NY 10268-1010                        (212) 701-7635


By Hand or Overnight Courier:


                           Computershare Trust Company
                                   of New York
                                Wall Street Plaza
                           88 Pine Street, 19th Floor
                               New York, NY 10005

                                    * * * * *

You may direct questions and requests for assistance to us at the address and telephone number listed below. You may request additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery and other tender offer materials from us or the depositary and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.



                            FIVE STAR PRODUCTS, INC.

                             777 Westchester Avenue
                          White Plains, New York 10604
                               Attn: Andrea Kantor
                             Telephone: 914-249-9700
                                Fax: 914-249-9745